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For Immediate Release

Contact:

Press & Media:                                         Investors:
Stacie Mascitelli                                      Frank Connolly
Director, Communications                               Chief Financial Officer
203-299-7620                                           203-299-7157
smascitelli@modemmedia.com                             fconnolly@modemmedia.com
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           MODEM MEDIA APPOINTS WEBER AND NELSON TO BOARD OF DIRECTORS

          New Directors Offer Industry Insight and Visionary Leadership

NORWALK, CT - October 5, 2001 -- Modem Media, Inc. (NASDAQ: MMPT), a leading interactive marketing strategy and services firm, today announced the appointment of Messrs. Larry Weber and Bruce Nelson to the Company's Board of Directors. Messrs. Weber and Nelson were appointed upon the resignation of Messrs. Donald M. Elliman and Donald L. Seeley, who were designees of True North Communications.

"We truly appreciate the dedication and contributions of Don Elliman and Don Seeley as we have grown from a small organization to well over $100 million in revenues." said G.M. O'Connell, Modem Media's Chairman. "We are also extremely pleased to welcome Bruce and Larry to the Board. Both of these individuals bring proven experience across several marketing disciplines. Their industry insight, client relationship knowledge, and leadership skills will be welcome contributions to our organization as we continue to offer unparalleled interactive marketing solutions to some of the world's leading companies."

Bruce Nelson is Executive Vice President, Chief Marketing Officer of The Interpublic Group of Companies. He is currently responsible for working on the Company's portfolio strategy, helping to integrate activities across all IPG operations to position the Company for higher growth. Previously, Mr. Nelson was the Vice Chairman, Chief Knowledge Officer at Young & Rubicam Inc. Prior to that, he held a variety of Executive positions at McCann-Erickson, including Creative Director, Director of Strategy and Director of Worldwide Accounts. While Director of Strategy, Mr. Nelson was responsible for creating three proprietary brand frameworks embraced by marketers around the world: The Brand Footprint; Immediacy Marketing: Selling in Real Time; and Managing Leadership and Challenger Brands. Mr. Nelson has been a lecturer on Branding at the Columbia Business School, and sits on the Boards of Official Payments Corp., and Zeborg, Inc.

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Larry Weber is Chairman and CEO of the Advanced Marketing Services group of The
Interpublic Group of Companies and is responsible for all of the holding company's non-advertising businesses, including constituency management, strategic marketing services, and marketing intelligence. In 1987, Mr. Weber founded The Weber Group, a public relations firm focused on the technology marketplace. In 1996, Mr. Weber also founded Thunder House, an online marketing firm. Mr. Weber's philosophical style and international success attracted the attention of The Interpublic Group of Companies, which purchased The Weber Group and Thunder House in 1996. Recognized as a visionary in applying technology to the field of public relations and in the impact of technology on organizational communication, Weber is a featured speaker at business schools including Cornell, Harvard, and MIT. Mr. Weber co-founded and is Chairman of the Board of Directors for the Massachusetts Interactive Media Council, and sits on the board of The Boston Symphony Orchestra, The Museum of Science and The Council on Competitiveness.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive
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marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Kraft, Michelin, and Philips. Modem Media's success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Headquartered in Norwalk, CT, the Company maintains offices in San Francisco, Toronto, London, Paris, Munich, Hong Kong and Sao Paulo.


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